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                                                                     EXHIBIT 5.1

                                January 7, 1997


OccuSystems, Inc.
3010 LBJ Freeway, Suite 400
Dallas, Texas 75234

Ladies and Gentlemen:

     I have acted as counsel for OccuSystems, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale of 133,644 shares of common stock, par value $.01 per share (the "Shares"), of the Company pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on January 7, 1997 (the "Registration Statement").

     In reaching the opinions set forth herein, I have examined and am familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations, and other instructions as I have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, and (iii) the By-Laws of the Company.

     I have assumed that (i) all information contained in all documents reviewed by me is true, correct, and complete, (ii) all signatures on all documents reviewed by me are genuine, (iii) all documents submitted to me as originals are true and complete, (iv) all documents submitted to me as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by me were competent to execute and deliver such documents. In addition, I have assumed that (i) the Shares that have yet to be issued will be issued in accordance with an acquisition agreement in the form previously reviewed by me (the "Acquisition Agreement"), (ii) the full consideration for each Share that has yet to be issued shall be paid to the Company and in no event shall be less than the par value of such Share, and (iii) certificates evidencing the Shares that have yet to be issued shall be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the "DGCL").

     Based on the foregoing and having due regard for the legal considerations I deem relevant, I am of the opinion that the Shares that have been issued are validly issued by the Company, fully paid, and non-assessable and that the Shares that have yet to be issued, when issued in accordance with the Acquisition Agreement, will be validly issued by the Company, fully paid, and non-assessable.
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        This opinion is limited in all respects to the laws of the State of
Texas, the DGCL, and the federal laws of the United States of America. You should be aware that I am not admitted to the practice of law in the State of Delaware, and the opinion herein as to the DGCL is based upon the latest unofficial compilation thereof available to me.

        This opinion letter may be filed as any exhibit to the Registration Statement. Consent is also given to the reference to me under the caption "Legal Matters" in the Registration Statement and in the Prospectus included in the Registration Statement, as having passed on the validity of the Shares. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,

                                        /s/ Richard A. Parr II

                                        Richard A. Parr II
                                        General Counsel